PRESS RELEASE

Plantronics Reports Record Revenues for Fourth Quarter and for the Fiscal Year

FOR INFORMATION, CONTACT: Debbie Peterson Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE April 27, 2004

SANTA CRUZ, CA. – April 27, 2004 - Plantronics, Inc., (NYSE: PLT) today announced record revenues for its fourth quarter and full fiscal year 2004. Fourth quarter revenues increased 38% to $121.4 million to a new quarterly record, in comparison to $88.1 million in the fourth quarter of fiscal 2003. The absolute levels of revenue benefited from the extra week in the quarter, adding 7% from a normal 13-week quarter. Operating income increased from $14.6 million in the year-ago quarter to $27.8 million in the March quarter. Fourth quarter net income was $20.9 million compared to net income of $10.6 million in the fourth quarter of fiscal 2003. Plantronics' diluted earnings per share were $0.42 for the fourth quarter in comparison to $0.23 in the fourth quarter of fiscal 2003. Earnings per share benefited from a lower tax rate in the fourth quarter; without this benefit, earnings per share would have been $0.39 for the quarter.

For the year as a whole, revenues were $417 million in comparison to $337.5 million in fiscal 2003. For the year as a whole, operating income was $84.8 million in comparison to $54.5 million in fiscal 2003, and operating margin was 20.3%. Earnings per share were $1.31 in comparison to $0.89 in fiscal 2003.

Ken Kannappan, President and Chief Executive Officer, noted, "Our results were above the guidance we issued on January 13th, which called for revenues of $104 to $108 million, and earnings per share of $0.30 to $0.34. Revenues from mobile headsets and wireless headsets were better than we expected. Revenues from mobile headsets were $25.9 million, down from $29.5 million in the December quarter, and up from $12 million in the March year-ago quarter. Seasonality contributed to the sequential decline while the stronger performance than expectations reflected market share staying at levels that we continue to believe are unsustainable over the long run.”

“Revenues from our Office and Contact Center products were $80.8 million, up 25% vs. the year-ago quarter and up 21% sequentially. The stronger growth resulted from the adoption of our wireless products for the office as well as some evidence of a modest rebound in revenues of contact center products,” Kannappan continued.

“There is much more we need to do to realize fully the opportunities we have. In particular, we are beginning to increase the level of investment in design with the goal of creating products that are truly compelling for people. I believe we are well positioned for success in the coming year and am excited about our ability to lead as headsets become mainstream and wireless headsets offer an entirely new level of benefits to people,” Kannappan concluded.

Barbara Scherer, SVP and CFO, said, "We exceeded the 20% target for operating margins that we have been working to achieve, ending the year at 20.3% with a fourth quarter level of 22.9%. We remain comfortable with an operating margin target for fiscal 2005 as a whole at 21% or better.”

“Working capital management was solid in a quarter with ramping demand, as inventory turns were 5.2 and DSO was 52 days. During the quarter, we generated $24.4 million in cash flow from operations and year to date, have generated $72.4 million. We did not repurchase any shares during the quarter and continue to have 142,600 shares remaining authorized for repurchase.”

“Our cash balance increased from $107.3 million as of the end of the December quarter to $180.6 million at the end of the fiscal year. The unusually large increase in our cash position was the result of the exercise of stock options. We received $49 million in proceeds from the exercise of approximately 2.6 million options by 657 of our associates. Also, as a result of the option exercises, we have approximately $14 million in tax benefits available as a credit against income taxes which will also help our cash flow during fiscal 2005,” Scherer explained.

“Finally, with the strong growth in our international business and the higher profitability of that business given the weakness of the dollar relative to last year, our natural tax rate for the year came in at 28% vs. the 30% level that we had been anticipating. As a result, we needed to book a tax rate of 23.7% for the fourth quarter to bring the full year rate down to 28%. While it is difficult to predict the rate for fiscal 2005 given the mix of tax jurisdictions in which we operate, we are currently estimating that the rate is likely to remain at 28% in fiscal 2005,” Scherer concluded.

Business Outlook
The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098

We are cautiously optimistic about the overall economic environment and demand for our products. We feel that caution remains warranted given concern about the level of unemployment in the U.S., the level of budget and trade deficits in the U.S., the impact of a weak dollar on the Euro region recovery and the increased violence in Iraq. Given these and other factors, we remain uncertain concerning the strength and sustainability of the economic environment and the related demand outlook for headsets.

We consider the trends in sell-through of our U.S. commercial distributors of office and contact center products an important indicator of demand. For the March quarter, this group of distributors reported to us an increase in sell-through of 23% in comparison to the March quarter last year, and 20% growth sequentially. Our analysis indicates that the largest driver in the increased sell-through was demand for the CS50, our wireless headset solution for the office market, although we also saw increased sell-through in products and channel partners that primarily use and serve the contact center market. Our level of revenues to this channel closely matched their level of reported sell-through with channel inventory levels therefore remaining largely unchanged.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

Based on all of the foregoing, we are currently expecting:

  Revenues for the first quarter of fiscal 2005 to be in the range of $120-$125 million. Assuming we achieve $120 to $125 million in revenues, the growth vs. Q1 fiscal 2004 will be 29% to 35%. We note that the fourth quarter of fiscal 2004 contained 14 weeks. In fiscal 2005, each quarter will contain 13 weeks.

  We currently believe that revenues of mobile products will be fairly strong in the June quarter and that we are benefiting from an unusually large share of “bundling” programs at certain wireless carriers. However, we doubt this level of share is sustainable over the long run and thus would expect more moderate revenues from mobile products in subsequent quarters than might otherwise be expected based on a simple extrapolation of recent run rates. We also believe that the ramp in revenues from wireless headsets for the office market is likely to moderate in the future.
  Earnings per share for the first quarter of fiscal 2005 to be in the range of $0.37 - $0.41.
Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its first quarter fiscal year 2005 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the first quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, April 27 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6644940 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Certain statements in this press release, including our target for fiscal 2005 operating margins, the estimated tax rate for fiscal 2005, our current expectations and projections for revenues and earnings for the June quarter, and other statements under the caption "Business Outlook" above, are forward-looking statements based on current information and expectations. Achievement of the results projected above is subject to a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those projected are:
  A slowing in national or international economic growth, resulting in a reduction in the overall level of demand for our products;
  As the national and international economies recover, employment opportunities in the contact center or office markets may not increase commensurately but may remain flat or even decrease, lessening the future demand for our products;
  A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
  The inability to successfully develop, manufacture and market new products.
  The demand for new wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs.
  A decrease in the liquidity of our customers caused by general economic conditions that may impact their ability to pay amounts due us;
  The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
  The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
  Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
  Fluctuations in foreign exchange rates; and
  Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on June 2, 2003, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries
The following related charts are provided:
  Summary of Consolidated Financial Statements
  Summary of Unaudited Income Statements and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 3,350 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Year Ended

	March 31,	March 31,	March 31,	March 31,
	2003	2004	2003	2004

Net sales	$88,059	$121,440	$337,508	$416,965
Cost of sales	44,730	55,944	168,565	200,995

Gross profit	43,329	65,496	168,943	215,970
Gross profit %	49.2%	53.9%	50.1%	51.8%

Research, development and engineering	8,459	9,774	33,877	35,460
Selling, general and administrative	20,297	27,970	80,605	95,756

Total operating expenses	28,756	37,744	114,482	131,216

Operating income	14,573	27,752	54,461	84,754
Operating income % to sales	16.5%	22.9%	16.1%	20.3%

Interest and other income (expense), net	528	(300)	2,299	1,745

Income before income taxes	15,101	27,452	56,760	86,499
Income tax expense	4,530	6,506	15,284	24,220

Net income	$10,571	$20,946	$41,476	$62,279

Net income % to Sales	12.0%	17.3%	12.3%	14.9%

Diluted earnings per common share	$0.23	$0.42	$0.89	$1.31
Shares used in diluted per share calculations	45,190	50,068	46,584	47,492

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2003	2004
ASSETS
Cash and cash equivalents	$54,704	$180,616
Marketable securities	5,021	-

Total cash and marketable securities	59,725	180,616
Accounts receivable, net	50,503	64,999
Inventory, net	33,758	40,762
Deferred income taxes	6,357	13,967
Other current assets	2,674	10,283

Total current assets	153,017	310,627
Property, plant and equipment, net	36,957	42,124
Intangibles, net	3,682	3,440
Goodwill, net	9,386	9,386
Other assets	2,167	2,675

	$205,209	$368,252

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$13,596	$19,075
Accrued liabilities	27,235	36,469
Income taxes payable	8,581	5,686

Total current liabilities	49,412	61,230
Deferred tax liability	8,867	7,719

Total liabilities	58,279	68,949
Stockholders' equity	146,930	299,303

	$205,209	$368,252

Summary of Unaudited Income Statements and Related Data

	FY02	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04

Net sales	311,181	80,268	82,370	86,811	88,059	337,508	92,786	95,117	107,622	121,440	416,965
Cost of sales	163,336	38,810	40,735	44,290	44,730	168,565	47,319	46,351	51,381	55,944	200,995
Gross profit	147,845	41,458	41,635	42,521	43,329	168,943	45,467	48,766	56,241	65,496	215,970
Gross profit %	47.5%	51.6%	50.5%	49.0%	49.2%	50.1%	49.0%	51.3%	52.3%	53.9%	51.8%

Research, development and engineering	30,303	8,250	8,164	9,004	8,459	33,877	8,605	8,247	8,834	9,774	35,460
Selling, general and administrative	76,273	19,606	19,763	20,939	20,297	80,605	21,153	22,984	23,649	27,970	95,756
Operating expenses	106,576	27,856	27,927	29,943	28,756	114,482	29,758	31,231	32,483	37,744	131,216

Operating income	41,269	13,602	13,708	12,578	14,573	54,461	15,709	17,535	23,758	27,752	84,754
Operating income %	13.3%	16.9%	16.6%	14.5%	16.5%	16.1%	16.9%	18.4%	22.1%	22.9%	20.3%

Income before income taxes	43,200	14,535	13,980	13,144	15,101	56,760	16,201	17,676	25,170	27,452	86,499
Income tax expense	6,952	4,361	2,450	3,943	4,530	15,284	4,860	5,303	7,551	6,506	24,220
Income tax expense as a percent
of income before taxes	16.1%	30.0%	17.5%	30.0%	30.0%	26.9%	30.0%	30.0%	30.0%	23.7%	28.0%

Net income after taxes	36,248	10,174	11,530	9,201	10,571	41,476	11,341	12,373	17,619	20,946	62,279
Diluted shares outstanding	49,238	47,722	47,298	46,197	45,190	46,584	45,077	46,372	47,501	50,068	47,492
EPS	0.74	0.21	0.24	0.20	0.23	0.89	0.25	0.27	0.37	0.42	1.31

Net revenues from unaffiliated customers:
Office and contact center	237,505	61,568	59,742	58,644	64,404	244,358	62,080	64,192	66,776	80,839	273,887
Mobile and computer	61,387	12,730	16,208	21,824	17,820	68,582	23,981	24,049	35,335	32,667	116,032
Other specialty products	12,289	5,970	6,420	6,343	5,835	24,568	6,725	6,876	5,511	7,934	27,046

Net revenues by geographical area
from unaffiliated customers:
Domestic	213,655	55,614	57,426	57,013	58,889	228,942	64,924	64,929	66,484	80,880	277,217
International	97,526	24,654	24,944	29,798	29,170	108,566	27,862	30,188	41,138	40,560	139,748

Balance Sheet accounts and metrics:
Accounts receivable, net	43,838	44,714	51,303	51,927	50,503	50,503	49,852	52,033	64,425	64,999	64,999
Days Sales Outstanding		50	56	54	52		48	49	54	52
Inventory, net	36,103	37,695	35,659	34,884	33,758	33,758	37,510	37,764	39,178	40,762	40,762
Inventory turns		4.1	4.6	5.1	5.3		5.0	4.9	5.2	5.2